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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                SHIVA CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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    1) Amount Previously Paid:

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                                   SUPPLEMENT
                            DATED FEBRUARY 11, 1999
                                       TO
                               SHIVA CORPORATION
                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

     This Supplement is provided for the purpose of supplementing the Proxy Statement dated January 22, 1999 (the "Proxy Statement") of Shiva Corporation, a Massachusetts corporation ("Shiva" or the "Company").

     This Supplement is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock") for use at the Special Meeting of Stockholders to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on Friday, February 26, 1999 at 9:00 a.m. (the "Special Meeting").

     As more fully described in the Proxy Statement, at the Special Meeting holders of the Common Stock (the "Stockholders") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 19, 1998, by and among the Company, Intel Corporation ("Intel") and Intel Networks, Incorporated ("Merger Sub"), a wholly owned subsidiary of Intel, pursuant to which (a) Merger Sub will be merged (the "Merger") with and into the Company, and the Company will become a subsidiary of Intel and (b) each issued and outstanding share of Common Stock (other than shares of Common Stock held by Stockholders exercising dissenters' appraisal rights) will be converted into the right to receive $6.00 in cash, without interest, and to approve and adopt the Merger. On February 8, 1999, the last reported sale price of the Common Stock on the Nasdaq National Market was $5.875 per share.

     This Supplement and the accompanying proxy are first being mailed to Stockholders of the Company on or about February 11, 1999. This Supplement should be read in conjunction with the Proxy Statement.

                            SUPPLEMENTAL INFORMATION

     As is more fully described in the Proxy Statement, the Company and certain of its directors are defendants in a series of purported class action claims which have been consolidated under the caption In re Shiva Corporation Shareholders Litigation, Civil Action 98-5613. The Company believes these claims are without merit. The Company is unable to determine at this time the potential liability, if any, that might arise from these claims.

     The consolidated amended complaint applicable to all of these actions (the "Complaint") makes additional allegations not included in the Sicherman complaint described in the Proxy Statement. Among other things, the Complaint alleges that the Company failed to provide in the Proxy Statement certain information that is material to a Stockholder's voting decision and necessary in order to make a reasoned decision on the Merger.

     The Company believes the Proxy Statement complies with applicable law and allows Stockholders to make a reasoned decision on the Merger. Nevertheless, the Board of Directors of Shiva met and determined that it would be appropriate to inform you about the following matters that the plaintiffs claim have not been adequately disclosed.

     a. RECENT PRELIMINARY FINANCIAL RESULTS. The Company had total revenues of $31.6 million in the fourth quarter of fiscal 1998, compared to total revenues of $37.9 million in the fourth quarter of fiscal 1997. This decrease was due primarily to lower revenues from the Company's LanRover and LanRover Access switch products (in part as a result of the September 1998 restructuring of the Company's relationship with Northern Telecom, Inc. ("Nortel")), partially offset by increased revenues from other remote access products, including the increased, but lower than expected, revenues from virtual private network ("VPN") products. The Company estimates that less than 10% of its revenues in the fourth quarter of fiscal 1998 were attributable to VPN sales. The Company's operating loss was $6.1 million in the fourth quarter of fiscal 1998, compared to an operating loss of $4.5 million in the fourth quarter of fiscal 1997. The Company's net loss increased to $3.4 million, or $0.11 per share, in the fourth quarter of fiscal 1998 from $2.2 million, or $0.07 per share, in the fourth quarter of fiscal 1997. The foregoing information for the fourth quarter of fiscal 1998 is preliminary and unaudited and is therefore subject to adjustment. The foregoing information for the fourth quarter of fiscal 1997 is also unaudited. The Company's unaudited restated results for fiscal 1998 and for the fourth quarter of 1998 are attached hereto as Annex A.

     b. RESTATEMENT OF FINANCIAL RESULTS. In response to comments received by the Company from the staff of the Securities and Exchange Commission, the Company has restated its unaudited consolidated financial statements for the first three quarters of fiscal 1998. Such restatements, among other things, decreased the amount of the purchase price related to the acquisition of Isolation Systems Limited in the first quarter of fiscal 1998 allocated to acquired in-process research and development from $34.5 million to $2.1 million. The $32.4 million difference has been added to goodwill and is being amortized over a three-year period. The restatement was made to comply with recent guidance provided by the Securities and Exchange Commission with respect to the methodology to be used in calculating in-process research and development write-offs. The in-process research and development write-off taken in the first fiscal quarter of 1998 conformed to established industry practice at that time. The Company believes these changes are similar to those made recently by a number of public companies in the technology industry with regard to write-offs of acquired in-process research and development. These changes are reflected in the Company's Forms 10-Q/A (Amendment to Form 10-Q) for the quarters ended April 4, July 4 and October 3, 1998 that have been filed with the Securities and Exchange Commission and are incorporated by reference in the Proxy Statement. This restatement is also reflected in the "Selected Consolidated Financial Information" shown on page 31 of the Proxy Statement. Any financial statements for these periods prepared prior to the restated financial statements set forth in the Proxy Statement have been superseded by the restatement. These filings, as well as other documents filed with the Securities and Exchange Commission that include quarterly and annual financial information, can be accessed via the Securities and Exchange Commission's EDGAR website at www.sec.gov. As was also noted in the Proxy Statement, requests for documents incorporated by reference into the Proxy Statement, and the financial information included in such documents, will be provided without charge to any person to whom the Proxy Statement is delivered, on the written or oral request of such person addressed to the Investor Relations Department of the Company, 28 Crosby Drive, Bedford, Massachusetts 01730 (telephone 781-687-1000).

     At the time that the Company's Board voted to approve the Merger Agreement, the Board did not know that the Company would restate its financial results for the first three quarters of fiscal 1998. The effect of the restatement is to reduce Shiva's net loss for the nine months ending October 3, 1998 from $30.5 million (originally reported) to $12.1 million (as restated), and the Company's net loss per share from $1.01 (originally reported) to $0.40 (as restated). In addition, the restatement requires the Company to incur a charge for amortization of goodwill in each of the 12 quarters following the closing of the acquisition of Isolation Systems Limited in the first quarter of fiscal 1998. This charge has the effect of increasing the Company's net loss and decreasing the Company's net earnings by approximately six cents per share in each of these quarters. The Complaint alleges that the fact of the restatement draws into question whether the market price of the Shiva Common Stock would have been higher prior to October 19, 1998, as well as the Board's reliance on the existence of a premium over market price as a factor supporting the Board's conclusion that the terms of the Merger Agreement are in the best interests of the Stockholders. The Complaint does not, however, take into account the fact that the amortization of goodwill resulting from the restatement would depress the Company's future earnings.

     c. ADDITIONAL INFORMATION CONCERNING PRICE NEGOTIATIONS. The Complaint alleges that the Proxy Statement provides no information about price negotiations between Shiva and Intel, and that Stockholders

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have no basis to judge how vigorously the Company's representatives negotiated with Intel for the best price Intel would pay. The Complaint also alleges that it is appropriate to infer that there were substantial negotiations over benefits for the Company's executives such as employment agreements and stock option conversions.

     At a meeting between representatives of Intel and the Company on September 30, 1998, Intel indicated that it was interested in acquiring all of the stock of the Company, and that subject to due diligence it would consider paying a 25 to 50% premium over market price for such stock. The closing price for the Company's Common Stock on September 30, 1998, was $4.00 per share. The Company and Intel agreed to continue discussions. On October 2, 1998, the Company's Board (other than Mr. Yoffie, who did not participate in any meetings with respect to the proposed Merger) authorized the Company to engage Lazard Freres & Co. LLC ("Lazard Freres") to represent the Company in negotiating the financial terms of the Merger. Lazard Freres made a presentation to the Company's Board of Directors on October 5, 1998, and was authorized to negotiate with Intel for payment of the highest possible price. On October 5, 1998, the closing price for the Company's Common Stock was $3.719 per share. Lazard Freres made a presentation to Intel on October 6, 1998 in an effort to persuade Intel to pay the highest price possible. Lazard Freres continued to discuss price and other terms of a potential transaction with Intel in telephone conversations occurring between October 7 and October 12, 1998. On October 12, 1998, the Company's Board met with Lazard Freres and its legal advisors, and concluded that Intel would not pay more than $6.00 per share for the Company's Common Stock. On October 12, 1998, the closing price for the Company's Common Stock was $3.125 per share. Thereafter, the Company's representatives continued to negotiate with Intel principally with respect to terms other than price. The Company believes that negotiations over benefits for the Company's executives, such as employment agreements and stock option conversions, had no impact on the negotiations concerning the price that would be paid to the Company's Stockholders in the Merger.

     d. CERTAIN POTENTIAL PURCHASERS. The Complaint alleges that the Proxy Statement does not inform Shiva Stockholders about how many other potential purchasers were approached by the Company in connection with evaluating Intel's offer, when they were approached, what information was given to them, or what effort was made to solicit their interest in buying the Company.

     Lazard Freres reported at the meeting of the Company's Board to approve the Merger Agreement that it had contacted 13 companies in an effort to interest them in acquiring the Company, but had received no acquisition proposal from any of them. The Company's Board considered this information, and its determination that the termination fee and other terms of the Merger Agreement should not deter a motivated acquiror from making a proposal to purchase all of the Company's stock, in its decision to approve the Merger Agreement.

     e. CERTAIN NEWS ARTICLES. The Complaint states that the Proxy Statement does not contain information stated in news articles concerning alleged prior offers or expressions of interest in purchasing Shiva, when any such offers or expressions of interest were made, what prices were proposed and why they were not pursued. The Complaint refers to two specific articles, and asserts that in articles published October 26, 1998 in InfoWorld and Telephony, respectively:
(i) the author states, "According to a source close to Shiva, four other bids for the Company were rejected. The source said the first offers were made about two years ago from Cisco and Ascend, and that last year both Nortel and Lucent made bids"; and (ii) John Girard, an analyst with The Gartner Group who has tracked Shiva for some time, also stated that the Company had been approached by Ascend. The Complaint alleges that the Company's Common Stock was trading at prices higher than $6.00 per share at those times.

     On or about December 14, 1997, at a time when the Company was attempting to renegotiate its existing business relationship with Nortel, an investment banker representing Nortel in substance orally informed Goldman, Sachs & Co. ("Goldman, Sachs") that Nortel would be willing to make an offer for all of the Company's shares at a price that would not represent any premium to the then market price ($9.625 per share on December 12, 1997). Goldman, Sachs had been engaged by the Company to serve as its financial advisor in connection with a possible sale of the Company. The Company's Board determined that any acquisition proposal would need to be at a premium over the market price. Thereafter, the Company sought to encourage

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Nortel to make a better proposal to acquire the Company, but these discussions did not advance beyond the preliminary stage. Goldman, Sachs also contacted leading companies in the networking industry concerning a possible acquisition of the Company, and such contacts did not lead to any acquisition offer. The Company did not receive acquisition offers from Cisco, Lucent or Ascend after its initial public offering in 1994.

     The chronology of events leading to the Merger Agreement is described in the "Background of the Merger" section of the Proxy Statement. After the introductory meeting between the Company and Intel arranged for the purpose of evaluating the possibility of a strategic distribution alliance between Intel and the Company, another investment bank introduced the Company to management of a small technology company pursuing a business similar to the Company's business, for the purpose of discussing a potential merger with the Company. The discussions did not lead to any acquisition offer.

     f. LAZARD FRERES. The Complaint alleges that the Proxy Statement does not state that the Company's Board was aware of or considered Lazard Freres' ties to Intel before retaining it as the Company's investment advisor, and alleges that while the Proxy Statement does disclose that Lazard Freres has provided financial advisory services to Intel, it provides no information about the extent of those services, or the magnitude of the fees Lazard Freres has earned from Intel. The Complaint alleges that the Proxy Statement "does not tell Stockholders that, as of October 1998, Lazard Freres owned, either for itself or the benefit of its clients, 1,533,000 shares of Intel worth more than $120 million; that Lazard Freres purchased 1,329,500 of those shares in the quarter ending September 30, 1998; but that Lazard Freres owns no Shiva stock." The Complaint asserts that this information is "material to an assessment of Lazard Freres' independence and objectivity and, consequently, the weight to be given to its opinion."

     Lazard Freres informed the Company that: (i) it had provided financial advisory services to Intel; and (ii) that these services consisted of service as a financial adviser in connection with a transaction that was never consummated, and for which Lazard Freres received no fees or reimbursement of expenses. The Company's Board was aware of these facts at the time that it received Lazard Freres' opinion in October 1998.

     Lazard Freres has informed the Company that it has from time to time held shares of Intel stock for the benefit of its investor clients through its Asset Management Department, but it did not during 1998 hold any material positions in Intel stock on a proprietary basis for its own account.

     g. FAIRNESS OPINION. The Complaint alleges that the Company did not provide in the Proxy Statement the underlying data used by Lazard Freres in the analysis supporting its fairness opinion, did not provide or summarize the projections that Lazard Freres used in performing its discounted cash flow analysis, and did not state whether these projections were specially created in connection with the Merger or whether they were the pre-existing management forecasts on which the Company's management generally relied. The Complaint also alleges that the Proxy Statement did not indicate whether Lazard Freres was asked to review its fairness opinion in light of the following factors: (i) Shiva's restatement of its financial results for the first three quarters of 1998 (described in section (b) above); (ii) Shiva's fourth quarter financial results (described in section (a) above); (iii) the alleged substantial improvement in the market for stocks like Shiva in the fourth quarter of 1998 and January 1999 to date; and (iv) the alleged positive developments in Shiva's business after October 18, 1998 (described in section (j) below).

     Lazard Freres' fairness opinion was one of many factors taken into account by the Board in making its determination to approve the Merger Agreement. Certain other factors are described in the Proxy Statement. Stockholders should be aware that Lazard Freres' fairness opinion does not reflect any consideration of events that occurred after October 18, 1998, and does not constitute a recommendation to the Stockholders by Lazard Freres, the Company, or the Company's Board as to how to vote with respect to the Merger. Lazard Freres' opinion was directed only to the Board and was expressly limited to the date upon which it was made. The Company has not asked Lazard Freres to review its fairness opinion, and Lazard Freres is not under any obligation to update its fairness opinion.

     In connection with rendering its fairness opinion, Lazard Freres prepared two discounted cash flow analyses. The "base case" was based on information, provided principally by the Company, that for the most part was not taken from pre-existing management forecasts. The "sensitivity case" was prepared at Lazard

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Freres' request, and was based on adjustments to the "base case" made by the
Company. The "base case" assumed, based on assumed growth in the VPN and dial-in remote access segments of the Company's business, that: (i) the Company's revenues would increase from $158.5 million in fiscal 1999 to $180.5 million, $208.4 million, $235.9 million and $263.9 million in fiscal 2000 to 2003, respectively (including VPN revenue growth from $44.8 million to $60.5 million, $81.6 million, $102.1 million and $122.5 million, respectively); and (ii) that the Company's earnings before interest and taxes would increase from a loss of $300,000 in fiscal 1999 to earnings of $9.03 million, $20.84 million, $23.59 million and $26.39 million in fiscal 2000 to 2003, respectively. The "sensitivity case" assumed, based on slower growth in the VPN segment of the Company's business than the "base case", and no growth or decline in the dial in remote access segment, that: (i) the Company's revenues would increase from $148.7 million in 1999 to $162.2 million, $180.2 million, $200.9 million and $223.3 million in fiscal 2000 to 2003, respectively (including VPN revenue growth from $35.0 million to $47.3 million, $63.8 million, $82.9 million and $103.7 million, respectively); and (ii) the Company's earnings before interest and taxes would increase from a loss of $300,000 in fiscal 1999 to earnings of $4.06 million, $9.01 million, $20.09 million and $22.33 million in fiscal 2000 to 2003, respectively.

     The information in this section (g) constitutes forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The Company as a matter of policy has not in the past disclosed internal financial projections or assumptions of the type furnished to Lazard Freres in connection with its analysis of the Merger terms. The information provided by the Company to Lazard Freres was not prepared with a view towards public disclosure. The information provided to Lazard Freres was based on numerous variables and assumptions that are inherently uncertain and that may not be within the control of the Company, including (without limitation) factors related to the degree or rate of market acceptance of the Company's current and anticipated future products, the effect of competition, and the effect of other general economic and regulatory conditions. Accordingly, the Company's actual results will likely vary materially from those set forth in Lazard Freres' analysis of the Merger terms.

     h. ALLEGED CHANGE IN STRATEGY. The Complaint alleges that the Proxy Statement does not give any reason for the alleged change in business strategy marked by approval of the Merger Agreement by the Company's Board. More specifically, the Complaint notes that the Proxy Statement indicates that Shiva faces certain business risks if it continues as a public company, but alleges that it does not indicate: (i) why these risks had not motivated Shiva's management to seek an acquisition before Intel first raised the subject on September 23, 1998; (ii) why, notwithstanding the alleged risks, Shiva was "aggressively pursuing a strategy of independence" prior to Intel's raising the possibility of an acquisition; (iii) whether the risks had changed during 1998 in any manner; (iv) how these risks justify "suddenly abandoning" Shiva's business strategy "in favor of Intel's low ball offer"; and (v) why, "in light of Shiva's aggressive pursuit of a business policy of growth and independence, marked by public pronouncements promoting its prospects and no private effort to change its strategic direction, Shiva jumped at Intel's proposal for an acquisition."

     The Company's Board did consider strategic relationships or acquisition by others prior to Intel's proposal to acquire the Company, as described in the Proxy Statement and in sections (d) and (e) above. The Company had hoped that its acquisition of Isolation Systems Limited would allow the Company to become one on the first participants in the VPN market, that the VPN market would grow at a rapid rate in the near term, and that VPN market growth and acceptance of the Company's VPN products would allow the Company to obtain significant VPN revenue and market share in the near term. During 1998, however, companies with significantly greater resources and name recognition, and more diversified product lines than the Company, entered the VPN market. These companies included Cisco Systems Inc., Lucent Technologies Inc., Nortel, Bay Networks Inc. and Nokia. The Company in 1998 found it more difficult than expected to compete effectively in the VPN market, and obtained lower VPN sales than expected. In addition, the Company's market share for its traditional products declined in 1998. The Company also perceived that certain customers and potential customers questioned the Company's ability to survive as an independent company, which led them to refrain from purchasing products from the Company.

     i. ALLEGATIONS REGARDING DIRECTOR RELATIONSHIPS. The Complaint contains allegations that certain relationships were not adequately disclosed in the Proxy Statement. THE FOLLOWING ARE ALLEGATIONS MADE BY THE

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PLAINTIFFS IN THE COMPLAINT. THESE FACTUAL STATEMENTS HAVE NOT BEEN VERIFIED BY
THE COMPANY. THE COMPANY INTENDS TO RESPOND TO THESE ALLEGATIONS AS NECESSARY IN LITIGATION AND NOT IN THIS SUPPLEMENT, AND THE INCLUSION OF THE PLAINTIFFS' ALLEGATIONS IN THIS SUPPLEMENT DOES NOT CONSTITUTE AN ADMISSION BY THE COMPANY AS TO THE ACCURACY OF SUCH STATEMENTS:

                                    MR. EGAN

          1. The Complaint alleges that Mr. Egan is Chairman of EMC Corp. and that before co-founding EMC in 1979, Mr. Egan was general manager of Intel's Commercial Systems Division.

          2. The Complaint alleges that since its founding, EMC Corp. has had close business ties with Intel, that early on, EMC sold Intel products, and that today, Intel is an important EMC customer.

          3. The Complaint alleges that Intel and EMC are partners in an alliance of four companies working on developing an infrastructure for the next generation of databases. The Complaint alleges that an October 1997 Newsbytes article reported:

           "Sequent, EMC, Intel and Oracle have been working together on an infrastructure, already in use by customers such as Oxford Health and Boeing, designed to tie together disparate data types, provide adequate speed and architectural underpinnings in silicon, and "keep up with the exponential growth of the user base," according to Pancottine [Vice President of Marketing for Sequent].

           The infrastructure brings together symmetric multiprocessing (SMP) technology from Intel; Sequent's implementation of Intel's Numa "quad" architecture; EMC's RAID (redundant array of inexpensive disks) storage systems; and Oracle's Oracle 8 database and Networking Computing Architecture (NCA), according to the officials. Claude Wijmberly, director of enterprise marketing in Intel's Enterprise Server Group, noted that the Intel name is associated in most people's minds with PCs. But, he added, Intel is also very active elsewhere in the industry, experiencing "long and strong" relationships with companies like Sequent and Oracle and 'a newer but also very strong relationship with EMC.'" (Emphasis added in Complaint).

     The Complaint alleges that in an October 6, 1997 EMC press release, Jeff Allen, Vice President of Channel Marketing at EMC, referred to this relationship between the companies as a "powerful alliance."

          4. The Complaint alleges that Mr. Egan is a close personal friend of Andrew S. Grove, the Chairman of Intel and that during 1997, Mr. Grove enlisted Mr. Egan to help him combat Proposition 211, a California referendum that critics like Mr. Grove claimed would have eased legal requirements for filing securities class action lawsuits.

          5. The Complaint alleges that according to an October 4, 1998 Worcester Telegram article, EMC is currently "in discussions with Intel as to how [it] might be able to work with some of the people being displaced [by Intel's recent layoffs]."

          6. The Complaint alleges that both Mr. Egan and Mr. Grove have publicly praised each other and that a June 28, 1998 Worcester Telegram article stated:

           "Asked about his management style, [Egan] answers that he learned from the best by working for Andrew S. Grove, Intel Corp. Chairman. ... 'I learned the most from Andy Grove at Intel. I got an MBA squared,' he said. 'Looking back, I would have paid him.' ... At EMC I plagiarize from him,' he said, using quarterly meetings to measure how every department is meeting its goals."

     The Complaint further alleges that "given their long standing personal and professional relationship, it is no surprise that Mr. Grove has publicly stated: 'I like dealing with [Egan].'" Id.

          7. The Complaint alleges that acting against Intel would put Mr. Egan's personal and business relationships at risk. In addition, the Complaint alleges that a trust of which Mr. Egan is a beneficiary

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

     owns 37,592 Intel shares, worth more than $3 million in October 1998, and that Mr. Egan owns no Shiva stock, but holds options to purchase 8,250 Shiva shares with an exercise price in excess of the $6.00 acquisition price. The Complaint alleges that Mr. Egan's personal and financial interests conflicted with those of Shiva's Stockholders, and prevented him from acting in their best interests.

                                   MR. LEHMAN

          8. The Complaint alleges that Mr. Lehman is Vice President and CFO of Sun Microsystems, Inc. ("Sun") and that Sun is currently partnering with Intel to develop Solaris, a UNIX operating system designed to function with Intel's 64 bit computer chip (Merced) due out next year. The Complaint alleges that on August 11, 1997, Sun announced its commitment to expanding the use of Solaris on Intel's platform and that in a press release, Scott McNealy, the CEO of Sun, stated: "Sun is committed to expanding the use of Solaris on the Intel platform."

          9. The Complaint alleges that on November 20, 1997, Sun announced in a press release that it was "working on a partnership with Intel that calls for Sun Solaris to fully support Intel's next-generations Merced chips." The Complaint alleges that on December 16, 1997, Intel and Sun announced a patent cross-licensing agreement and that their joint press release stated:

           "Intel Corporation and Sun Microsystems, Inc. today announced a royalty-free patent cross licensing agreement covering microprocessors, systems, and software technologies. Effective immediately, this long term agreement provides significant benefits for both Intel and Sun, their customers and stockholders, as well as the entire industry, by allowing the companies to continue their histories of developing innovative technologies with minimum risk of infringing on each others patents. The two companies will be able to focus on bringing new products to market more quickly and with even greater innovation while avoiding legal distractions.

           "This is a significant milestone in the evolution of this industry as it demonstrates how two companies with a complex relationship can construct a win-win agreement that respects intellectual property and enables efficient business practices," said John Miner, vice president and general manager, Intel's Enterprise Server Group. "This agreement with Sun signals another level of recognition that Intel computing and networking products are becoming important elements of an organization's computing infrastructure."

          10. The Complaint alleges that on February 14, 1998, TechWeb News reported:

           "Merced has been at the core of much maneuvering and alliance-building among vendors. Sun Microsystems and Intel said they will develop a version of Sun's Solaris operating system for Merced. Users and analysts said that alliance represented a contingency strategy for both companies -- for Intel, Sun gave the company an operating system partner in case Microsoft failed to deliver a 64 bit Windows NT in time for Merced; and for Sun, the alliance provided a migration path in case Sun's Sparc architecture lost popularity."

     The Complaint further alleges that later that same month during an interview with CNBC, Mr. Lehman commented on Sun's partnership with Intel:

           "And the other interesting initiative is, you know, we're partnering with Intel (INTC) now to be able to offer Solaris on Merced, when that computing platform ships in that, you know, '99, year 2000 type platform. So, I think what that does is even -- says to major enterprise customers, Solaris is the operating environment you want to go to. We offer products today on Spark (ph), obviously. But in the future, there is going to be that same robust operating system offered on the Merced platform." (Emphasis added in Complaint).

          11. The Complaint alleges that Sun and Intel continue to work closely together and that Sun stated in a June 9, 1998 joint press release with
     Intel:

           "Sun is committed to the Intel platform, and we want to take that message to the world," said Brian Gentile, vice president of market development at Sun Microsystems. "We want to give developers worldwide the knowledge and tools necessary to begin building applications that are optimized on Solaris on the Intel platform."

          The Complaint further alleges that on June 15, 1998, M2 Presswire reported:

           "Europe's largest IT vendor, Siemens Nixdorf, and Sun Microsystems have just announced a joint initiative to attract new developers for Sun's Solaris operating environment for the Intel platform and promote Solaris on Intel as the future world standard for Unix servers in Europe. ... Siemens Nixdorf will open the first European
           Solaris Intel Support Centre ... in September. The main task of the support Centre, to be developed and managed in close co-operation with Intel and Sun, will be to optimize Solaris-based software for use on computers with Intel architecture and to make these applications available as soon as possible." (Emphasis added in Complaint).

          12. The Complaint alleges that on June 29, 1998, Sun announced support for Intel's new Pentium II Xeon Processor for servers. The Complaint further alleges that Sun's press release stated:

           "Having worked closely with Intel throughout its development, Sun was on hand at Pentium II Xeon Processor launch event, held at Intel headquarters today, to demonstrate the unique ability of the Solaris(TM) operating environment to unleash the power of Intel's new processor.

           "We believe that the future of enterprise computing will be Solaris running on the industry's leading computers, powered by SPARC(TM) and Intel," said John McFarlane, president of Solaris Software, Sun Microsystems. "Solaris for Intel-based computers is picking up steam. In the last year, we've added five new system partners, we're averaging more than 100 new Intel applications a month, and we've created a number of programs for system partners and ISVs to help accelerate Solaris application development for Intel-based computing."

           In addition, Intel has joined Sun's Solaris System Partners Business Council to help guide future versions of the Solaris operating environment. Sun and Intel are also cooperating to optimize Sun's Solaris operating environment for Intel's future 64-bit processors."(Emphasis added in Complaint).

          13. The Complaint alleges that on August 17, 1998, Industry Week reported: "Sales of Sun's Solaris Unix operating system should spurt upward due to an agreement between Sun and Intel Corp. to use the Solaris in a microprocessor developed by Intel and Hewlett-Packard Co." The Complaint further alleges that on January 8, 1999, M2 Presswire reported that Intel and Sun, along with four other companies, were forming an industry group to develop and implement a new open I/O architecture for optimizing information flow and reliability between mission critical servers and their communication, networking, storage and processing subsystems. The Complaint alleges that the article stated:

           "The architecture specification is based on Next Generation Input/Output (NGIO) architecture, which has been under development by a group of companies led by Intel Corporation for the past two years. ... In addition to the steering committee members [including Sun and Intel], several companies have been involved with developing NGIO, including ... EMC Corp. ... "As the first company to implement 64-bit
           66MHz PCI in production systems, Sun has been a strong advocate of volume, high performance, open standard I/O implementations," said Rich Green, vice president of Sun Microsystems, Inc. "NGIO has the potential to go significantly beyond PCI in Solaris*-based SPARC* and Intel systems to meet the reliability and performance demands of future applications. Sun is excited to work with industry leaders such as Intel to help develop and support the NGIO specification." (Emphasis added in Complaint)

          14. The Complaint alleges that on January 11, 1999, CNET News.com reported that Sun had announced that it has a version of its Solaris 7 operating system up and running on an early simulation of Intel's next-generation Merced chip. The Complaint alleges that the article went on to state:

           "Being able to work on prototype Intel equipment is a big advantage that Sun didn't have developing Solaris for Intel's current chips, [Brian Croll, director of marketing for Solaris] said. In the past, Sun "had to buy an Intel chip and hack on it. Now we're in the inner circle," Croll said ....

           "This is really important in the industry because Merced will be a powerful enough chip that it starts allowing Intel-based systems to deliver a lot more power than was available before," Croll said. Moving Solaris to other hardware beside's Sun's UltraSparc chips is part of Sun's strategy to propagate its operating system." ... (Emphasis added in Complaint)

          15. The Complaint alleges that if Mr. Lehman acted against Intel, it would put these allegedly critical business relationships at risk. The Complaint alleges that Mr. Lehman owns no Shiva stock. The Complaint alleges that Mr. Lehman's financial interests conflicted with those of Shiva's Stockholders, and precluded him from acting in their best interests.

                                  MR. O'BRIEN

          16. The Complaint alleges that Mr. O'Brien is the Chairman of View Tech Inc., a nationwide provider of integrated communications and technology solutions that allegedly has just begun a major partnership with Intel. The Complaint alleges that on August 26, 1998, View Tech announced that it would sell and support Intel's TeamStation Systems 4.0, a conference room workstation combining video conferencing, Internet access, corporate network access and PC applications in one system. The Complaint further alleges that the workstations will sell for approximately $10,000. The Complaint further alleges that Franklin A. Reece III, View Tech's President, stated in a View Tech press release that: "The decision to work closely with Intel to market and service its multi-purpose conference room workstation was based upon our joint philosophy... (Emphasis added in Complaint).

          17. The Complaint alleges that if Mr. O'Brien acted against Intel, it would put View Tech's relationship with Intel at risk. The Complaint states that Mr. O'Brien owns 4,000 shares of Shiva Common Stock and holds currently options to purchase 30,250 shares of Shiva Common Stock with an exercise price in excess of the $6.00 acquisition price. The Complaint alleges that Mr. O'Brien's financial interests conflicted with those of Shiva's Stockholders, and precluded him from acting in their best interests.

     j. BUSINESS DEVELOPMENTS. The Complaint alleges that the Proxy Statement did not disclose the Company's business developments since October 1998 summarized below, which the Complaint asserts were not known to Lazard Freres at the time it rendered its fairness opinion:

          1. The Complaint states that on October 7, 1998, Newsbytes reported that Shiva had obtained a license to export its 168-bit data encryption system technology to bank and financial institutions in 45 countries. The Complaint also states that Mr. Zucco is quoted to say: "As one of the first VPN vendors with the ability to export one of the strongest levels of encryption we can now help our customers deploy a global VPN infrastructure." The Complaint further states that at the same time, Shiva announced a new VPN and remote access analysis tool called the Shiva Remote Access Analysis Tool.

          2. The Complaint states that on November 2, 1998, Icon announced that it would launch its LAN-to-LAN VPN service around December 1, 1998, and that Qwest (which is acquiring Icon) is set to roll out its VPN service at the end of the second quarter of 1999. The Complaint further states that both services are based on the Shiva family of VPN products. The Complaint states that Icon's press release stated:

           "For corporate customers willing to use VPNs in December, launching the service will involve more than flipping a switch. They will need to buy Shiva's LanRover VPN equipment from Icon, with Icon being the integrator and service manager. "

          3. The Complaint states that on November 4, 1998, Shiva announced that the International Computer Security Association had certified that LanRover VPN Gateway as Internet Protocol Security compliant, which means that the Company's VPN products can participate in the Automotive Industry Action Group's electronic commerce trading network of 40,000 automotive manufacturers and suppliers:

           "Shiva's Ipsec certification, in combination with our ICSA firewall certification, makes our VPN products well recognized as a highly secure VPN solution," said Mark Tuomenoksa, CTO and vice president, virtual private networking at Shiva Corporation. "Ipsec certification is a valuable step to take in an industry moving towards secure interoperability, and Shiva is happy to be part of this important industry-wide effort."

          4. The Complaint states that in a press release dated November 16, 1998, the Company announced that it had entered into a channel agreement for the joint marketing of Shiva customer-premises VPN technology and AT&T IP network services to businesses. The Complaint states that the Company explained that Shiva and AT&T channels will promote a tested, newly enhanced AT&T/Shiva VPN solution that will be available through authorized AT&T Alliance Program Agents who are also Shiva VPN resellers. The Complaint states that as part of the agreement, Shiva and AT&T "will actively recruit, co-market and co-promote the combined solution through both companies' extensive channels. . . ." The Complaint further states that Kathleen Earley, Vice President of AT&T Internet Services, was quoted in the announcement as stating: "[c]learly there's a huge market here; each day more and more companies tell us they're looking for a complete VPN service with all the features, functionality, interoperability, reliability and security we can provide. ..." The Complaint further states that in that same press release, Mr. Zucco stated that the agreement furthers Shiva's goal of delivering on its service provider initiative announced in July 1998. The Complaint states that the Company described the market opportunity for managed VPN services as "significant."

          5. The Complaint states that on January 26, 1999, Shiva announced its "next generation of remote access management solutions" involving VPN technology. The Complaint states that in the press release, Dayton Semerjian, vice president of worldwide marketing, stated: "By adding these diagnostic, monitoring and reporting tools, we continue to provide our customers with robust, tightly integrated VPN and direct dial management."

          6. The Complaint states that on January 26, 1999, Shiva also announced that its LanRover 8E/ Plus product had been named the 1999 PC Magazine's Editors' Choice for remote access server. The Complaint states that the press release quoted the magazine as stating that the LanRover product was "'still the one to beat' in head-to-head testing with competitive products from Ascend, 3Com, Compaq and MultiTech." The Complaint further states that it also quoted the editors as stating that:
     "[t]he Shiva unit performed better than any other [remote access server] in this roundup, on both our standard and heavy-load tests. It costs only $362 per port . . . the best value among the RASs we reviewed."

          7. The Complaint states that the January 26, 1999 press release went on to state that:

           "It is especially gratifying to win the PC Magazine Editor's Choice award for the 5th year in a row, and confirm that Shiva continues to set the industry standard against which all other RAS vendors are measured," said Dayton Semerjian, vice president of worldwide marketing at Shiva Corporation. "We believe this award confirms our product strategy of providing a full-featured, high-performance, easy-to-implement direct dial solution at the lowest price. And we will continue to invest and deliver industry leading direct dial solutions for the small and medium sized business market place."

                                     * * *

                               VOTING PROCEDURES

     Enclosed for your convenience is a duplicate proxy card. If you have not already voted or would like to change your vote, please complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope. If the Company receives the enclosed proxy card, duly executed and dated, prior to the Special Meeting, any proxy previously granted by such Stockholder will be, without further action, revoked. Any proxy previously granted to the Company may also be revoked by delivering written notice of revocation to Shiva Corporation, 28 Crosby Drive, Bedford, MA 10730, Attn: Clerk, prior to the time voting is declared closed or by attending the Special Meeting and voting in person.

     IF YOU HAVE ALREADY RETURNED A PROXY CARD AND DO NOT WISH TO CHANGE YOUR VOTE, NO FURTHER ACTION IS REQUIRED.

     If you have questions or need further assistance in voting your shares, please call Morrow & Company, which is assisting the Company in soliciting proxies, at 1-800-662-5200.

                                          By Order of the Board of Directors

                                          /s/ Elizabeth Potthoff
                                          -----------------------------------
                                          M. Elizabeth Potthoff
                                          Clerk

February 11, 1999

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                         ANNEX A

                               SHIVA CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED              YEAR ENDED
                                                 ------------------------    -------------------------
                                                 JANUARY 2,    JANUARY 3,    JANUARY 2,     JANUARY 3,
                                                    1999          1998          1999           1998
                                                 ----------    ----------    -----------    ----------
                                                              (UNAUDITED)    (UNAUDITED)
Revenues.....................................     $31,559       $37,851       $139,576       $144,329
Cost of revenues.............................      11,953        18,509         60,153         71,416
                                                  -------       -------       --------       --------
Gross Profit.................................      19,606        19,342         79,423         72,913
Operating Expenses:
  Research and development...................       6,088         6,869         21,711         25,545
  Selling, general and administrative........      15,669        16,974         60,398         72,903
  In-process research and development........          --            --          2,100             --
  Goodwill amortization......................       2,908            --          8,727             --
  Legal settlement...........................       2,175            --          2,175             --
  Restructuring expenses.....................      (1,103)           --         12,197             --
                                                  -------       -------       --------       --------
          Total operating expenses...........      25,737        23,843        107,308         98,448
                                                  -------       -------       --------       --------
Loss from operations.........................      (6,131)       (4,501)       (27,885)       (25,535)
Other income, net............................       1,141         1,029          5,095          3,522
                                                  -------       -------       --------       --------
Loss before income taxes.....................      (4,990)       (3,472)       (22,790)       (22,013)
Income tax benefit...........................      (1,597)       (1,321)        (7,293)        (8,366)
                                                  -------       -------       --------       --------
Net loss.....................................     $(3,393)      $(2,151)      $(15,497)      $(13,647)
                                                  =======       =======       ========       ========
Net loss per share -- basic and diluted......     $ (0.11)      $ (0.07)      $  (0.51)      $  (0.47)
                                                  =======       =======       ========       ========
Shares used in computing net loss per
  share -- basic and diluted.................      30,424        29,578         30,237         29,266
                                                  =======       =======       ========       ========

                               SHIVA CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              JANUARY 2,    JANUARY 3,
                                                                 1999          1998
                                                              -----------   ----------
                                                              (UNAUDITED)
Cash, cash equivalents and short-term investments...........   $ 65,218      $ 95,783
Accounts receivable, net....................................     18,345        23,169
Inventories.................................................     11,428        14,058
Other current assets........................................     10,028        11,052
                                                               --------      --------
     Total current assets...................................    105,019       144,062
Fixed assets, net...........................................     14,950        26,093
Goodwill, net...............................................     26,182            --
Other assets................................................     20,608        12,091
                                                               --------      --------
     Total assets...........................................   $166,759      $182,246
                                                               ========      ========
Current liabilities.........................................   $ 34,938      $ 35,748
Long-term liabilities.......................................        561           554
                                                               --------      --------
     Total liabilities......................................     35,499        36,302
Stockholders' equity........................................    131,260       145,944
                                                               --------      --------
     Total liabilities and stockholders' equity.............   $166,759      $182,246
                                                               ========      ========

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

SHIVA LOGO
The remote access specialists (TM)

February 11, 1999

Dear Shareholder:

     Enclosed with the Supplement to the Shiva Corporation Proxy Statement is a duplicate proxy card.

     If you have not already voted or would like to change your vote, please take a moment to complete, sign, date, and return your proxy prior to the February 26, 1999 Special Meeting of Stockholders. If you have already voted, any proxy previously granted by you will be revoked upon the receipt of the most recent duly executed proxy card. If you have already voted and do not wish to change your vote, NO further action is required on your behalf.

     Regardless of the number of shares you own, it is important that they are represented at the Special Meeting of Stockholders. We cannot, without your specific instructions, vote your shares regarding this matter.

     If you have any questions or need further assistance in voting your shares, please contact Morrow & Company at 1-800-662-5200.

                                            Sincerely,

                                            /s/ Elizabeth Potthoff
                                            ------------------------------------
                                            M. Elizabeth Potthoff
                                            General Counsel and Clerk

--------------------------------------------------------------------------------
28 Crosby Drive     -          781-687-1000          -         Fax: 781-687-1001
Bedford, MA
01730-1437                     www.shiva.com

[SHIVA LOGO]
The remote access specialists (TM)

February 11, 1999

Dear Shareholder:

     Enclosed is a Supplement to Shiva Corporation's Proxy Statement ("Supplement"), which provides certain supplemental information responding to claims made in a series of purported class actions filed against Shiva and certain of the members of its Board of Directors, In re Shiva Corporation Shareholders Litigation, Massachusetts (Middlesex) Superior Court Civil Action No. 98-5613 (the "Actions"). Further information about these lawsuits is set forth in the Proxy Statement dated January 22, 1998 (the "Proxy Statement") and in the enclosed Supplement.

     The purpose of this letter is to inform you that the parties have entered into a Memorandum of Understanding ("MOU") reflecting an agreement in principle to settle the Actions. The MOU was reached after plaintiffs in the Actions filed a motion for a preliminary injunction to prevent consummation of the proposed merger described in the Proxy Statement and Supplement ("Merger"), after expedited exchange of information relating to the claims made in the Actions, and after negotiations among counsel for the parties. The MOU is subject to a number of conditions, including determination by plaintiffs' counsel (after completion of reasonable and necessary discovery) that the settlement provided for in the MOU is fair and adequate to the class that plaintiffs seek to represent ("Class"). If this condition is satisfied, plaintiffs in the Actions will not seek to prevent the consummation of the Merger.

     If the conditions of the MOU are satisfied, the MOU provides that the parties will enter into a formal settlement agreement (the "Settlement"). Subject to Court approval and the satisfaction of certain conditions described in the MOU, the Settlement will among other things provide for the release of certain claims of the Class in exchange for the Company having distributed the enclosed Supplement, and payment by the Company of certain reasonable fees and expenses of plaintiffs' counsel as determined by the Court. The parties intend to ask the Court, before it considers any approval of the Settlement, to provide the Class with notice and an opportunity to be heard. The MOU does not provide for the release of Appraisal Rights described in part in pages 9, 27-28, and Annex C to the Proxy Statement. THE ENCLOSED SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THIS INFORMATION CONCERNING THE MOU AND THE SETTLEMENT.

     If you have any questions, please contact Morrow & Company at 1-800-662-5200.

                                            Sincerely,

                                            /s/ M. Elizabeth Potthoff

                                            M. Elizabeth Potthoff

                                            General Counsel and Clerk

--------------------------------------------------------------------------------
  28 Crosby Drive - Bedford, MA 01730-1437 - 781-687-1000 - Fax: 781-687-1001

                                 www.shiva.com